Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Dennis Curtin Chief Financial Officer Phone: 1-800-544-4624, ext. 3320

E-Z-EM, INC. TO HOST FIRST INVESTOR CONFERENCE CALL

LAKE SUCCESS, NY, September 26, 2003 – E-Z-EM, Inc. (AMEX: EZM) today announced that it will host its first investor conference call on Friday, October 10, 2003 at 10 AM EST. The Company will also release first quarter results on Thursday, October 9, 2003 following the market close.

Conference call speakers will be Anthony A. Lombardo, President and Chief Executive Officer, and Dennis Curtin, Senior Vice President and Chief Financial Officer. Interested parties should dial 973-582-2732 (meeting leader is Anthony Lombardo) to participate.

A replay of the call can be accessed by dialing 973-341-3080 (PIN number 4192425). The replay will be available for approximately one week following the call.

About E-Z-EM, Inc.

E-Z-EM is the world's largest manufacturer of contrast agents for gastrointestinal radiology. The Company has developed the only CT injector on the market that can help detect contrast extravasation, the EmpowerCT® with patented EDA™ technology; it also offers a complete tool kit for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional pre-procedural meal plans and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system. E-Z-EM’s wholly-owned subsidiary, AngioDynamics, manufactures a wide range of products, including angiographic, dialysis, PTA dilation, thrombolytic, image-guided vascular access, endovascular laser venous system, as well as abdominal infection drainage products. AngioDynamics’ focus is on diagnostic and therapeutic products for interventional radiology and other areas of minimally invasive surgery. For additional information, please contact Tom Johnson at 1-800-544-4624, ext. 3317, (E-mail: tjohnson@ezem.com) or visit our corporate web site at www.ezem.com.

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as “expects”, “intends”, “anticipates”, “plans”, “believes”, “seeks”, “estimates,” or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company’s expectations. In addition to the matters described above, the ability of the Company to develop its products, market acceptance of virtual colonoscopy as a new imaging procedure, the size and quantity of orders for RSDL, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from Group Purchasing Organizations, competition, including alternative procedures which continue to replace traditional fluoroscopic procedures, as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Form 10-Q for the quarter ended March 1, 2003, as well as its Annual Report on Form 10-K for the year ended May 31, 2003, may affect the actual results achieved by the Company.